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EXHIBIT



June 14, 1996

FOR IMMEDIATE RELEASE

Contact:  Terry L. Cochran, President and CEO
          Columbia Bancorp
          541-298-6611

   KLICKITAT VALLEY BANK SHAREHOLDERS APPROVE ACQUISITION BY COLUMBIA BANCORP

         The shareholders of Klickitat Valley Bank, at a special meeting held on Tuesday, June 11, approved the acquisition of Klickitat Valley Bank by Columbia Bancorp, an Oregon bank holding company. Columbia Bancorp is currently the holding company of Columbia River Banking Company, an Oregon banking corporation. The acquisition, which became formally effective on June 13, makes Klickitat Valley Bank the second wholly-owned subsidiary of Columbia Bancorp.

         Both Terry Cochran, the President and CEO of Columbia Bancorp, and Wes Kangas, the President and CEO of Klickitat Valley Bank, report that the acquisition is a positive move for both companies and the communities and customers they serve. According to Cochran, "Under Columbia Bancorp, Klickitat Valley Bank will remain an independent organization and operate as such. Customers of the bank will notice very little change. The name, locations, hours, personnel, and services will remain the same." The same is true for Columbia Bancorp's other entity, Columbia River Banking Company, which does business as Columbia River Bank and Juniper Banking Company. Cochran went on to note that, "As a result of the acquisition, both Klickitat Valley Bank and Columbia River Banking Company will realize the advantage of greater strength, resources, and capabilities with which to serve their customers. The acquisition will reinforce and strengthen each bank's position in the marketplace."

         Klickitat Valley Bank is headquartered in Goldendale, Washington and has an office in White Salmon, Washington. As of March 31, 1996, the bank reported assets of $74.9 million.

         Columbia Bancorp is headquartered in The Dalles, Oregon and as of March 31, 1996, as the holding company for Columbia River Banking Company, reported assets of $106.8 million. Columbia River Bank has offices in Hood River, Maupin, and two offices in The Dalles. Juniper Banking Company has offices in Madras and Redmond.